The Growth Fund of America

August 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$210,000,000
K2) Maximum Fee Rate	0.233

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$450,948
Class B	$0
Class C	$1
Class F1	$47,315
Class F2	$92,798
Total	$591,062
Class 529-A	$32,055
Class 529-B	$0
Class 529-C	($42)
Class 529-E	$788
Class 529-F1	$1,630
Class R-1	$0
Class R-2	$0
Class R-2E	$34
Class R-3	$17,637
Class R-4	$41,069
Class R-5	$43,844
Class R-5E*	$-
Class R-6	$131,278
Total	$268,293

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2725
Class B	$-
Class C	$-
Class F1	$0.2475
Class F2	$0.3703
Class 529-A	$0.2352
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1293
Class 529-F1	$0.3333
Class R-1	$-
Class R-2	$-
Class R-2E	$0.4029
Class R-3	$0.1096
Class R-4	$0.2549
Class R-5	$0.3916
Class R-5E	$0.4281
Class R-6	$0.4140

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$1,569
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$9,724,259
D) Long - term debt securities including convertible debt	$1,112,878
E) Preferred, convertible preferred, and adjustable rate preferred stock	$140,699
F) Common Stock	$134,671,701
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$62,039
J) Receivables from portfolio instruments sold	$348,982
K) Receivables from affiliated persons	$0
L) Other receivables	$273,862
M) All other assets	$7
N) Total assets	$146,335,996
O) Payables for portfolio instruments purchased	$422,091
P) Amounts owed to affiliated persons	$94,682
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$204,431
S) Senior equity	$0
T) Net Assets of Common shareholders	$145,614,792

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,721,659
Class B	4,760
Class C	123,101
Class F1	196,604
Class F2	278,479
Total	2,324,603
Class 529-A	144,597
Class 529-B	981
Class 529-C	35,969
Class 529-E	6,376
Class 529-F1	5,373
Class R-1	10,615
Class R-2	51,366
Class R-2E	801
Class R-3	152,455
Class R-4	179,962
Class R-5	81,645
Class R-5E*	-
Class R-6	374,086
Total	1,044,226

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$43.47
Class B	$41.20
Class C	$40.69
Class F1	$43.20
Class F2	$43.45
Class 529-A	$43.08
Class 529-B	$40.95
Class 529-C	$40.83
Class 529-E	$42.65
Class 529-F1	$43.04
Class R-1	$41.23
Class R-2	$41.60
Class R-2E	$42.92
Class R-3	$42.68
Class R-4	$43.13
Class R-5	$43.50
Class R-5E	$43.34
Class R-6	$43.57

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$140,824,512

* Amount less than one thousand